Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

N E W S  R E L E A S E

Websense Announces Strong Third Quarter Results and Confirms 2009 Growth Expectations

•                  2008 non-GAAP revenue and non-GAAP earnings guidance ranges adjusted upward to reflect strong Q3 performance

•                  Quarterly billings resume year-over-year growth and total $82.7 million

•                  Core product billings increase 7 percent year-over-year

•                  Billings growth expected to accelerate to double digits in 2009

SAN DIEGO, October 28, 2008 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the third quarter ended September 30, 2008.  The company expects 2008 revenue, calculated in accordance with U.S. generally accepted accounting principles (GAAP), to be in the range of $292 to $294 million, compared with previously issued revenue guidance of $290 to $295 million.  2008 non-GAAP revenue is expected to be in the range of $344 to $346 million, compared with previously issued non-GAAP revenue guidance of $340 to $345 million.  Non-GAAP earnings per share and billings are expected to be in the ranges of $1.33 to $1.36 per diluted share and $345 to $350 million, respectively, compared with previously issued guidance of $1.30 to $1.35 per diluted share and $345 to $355 million, respectively.

Revenue, calculated in accordance with GAAP, increased to $76.7 million in the third quarter of 2008, from $50.4 million in the third quarter of 2007. The increase was a result of the addition of new, renewed and upgraded subscriptions, including approximately $20.6 million from new or renewal SurfControl seat subscriptions and revenue recognized from the deferred revenue acquired from SurfControl in October 2007.

The company posted a GAAP net loss of $3.5 million, or 8 cents per diluted share, for the third quarter of 2008, compared to net income of $6.4 million, or 14 cents per diluted share, for the third quarter of 2007.  GAAP operating results reflected the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition close date of October 3, 2007, which had the effect of reducing revenue that would have otherwise been recognizable by $10.2 million in the third quarter of 2008.  GAAP operating income also included certain operating expenses totaling $18.6 million that were excluded from the company’s non-GAAP results.  A detailed discussion of non-GAAP results is included below and a full reconciliation is available in the table “Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations” at the end of this news release.

Non-GAAP operating cash flow for the quarter was approximately $20.4 million, which excludes approximately $1 million in cash payments for acquisition-related costs.  GAAP operating cash flow for the quarter was $19.4 million, compared to approximately $13.9 million in the third quarter of 2007.  For the first nine months of 2008, non-GAAP operating cash flow was approximately $57.5 million, which excludes approximately $11.3 million in cash payments for acquisition related costs and $2.9 million for a litigation settlement.  GAAP operating cash flow for the first nine months of 2008 was $43.3 million, compared to $37.6 million in the first nine months of 2007.

Non-GAAP Operating Results

Billings for the third quarter, which represent the full amount of subscription contracts billed to customers during the period, were $82.7 million, compared to third quarter 2007 billings of $52.2 million for Websense standalone and $79.1 million including SurfControl billings.  The average duration of third quarter contracts was 22.1 months, compared to 23.1 months for Websense in the third quarter of 2007.  This change reflected an increase in the mix of one-year contracts to 55 percent of total billings, compared to 50 percent of total Websense billings in the third quarter of 2007.

Third quarter non-GAAP revenue was $86.8 million and included approximately $10.2 million in subscription revenue from past billings to SurfControl customers that would have been recognized during this period had SurfControl remained an independent company reporting under GAAP.  This subscription revenue was included in SurfControl’s deferred revenue as of the acquisition date, but is not recognized as subscription revenue on a post-acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

Third quarter non-GAAP operating income was $26.3 million, or 30.3 percent of non-GAAP revenue.  Third quarter non-GAAP operating expenses of $60.5 million excluded cash and non-cash acquisition related expenses of approximately $12.8 million and stock based compensation expense of approximately $5.8 million.  Third quarter non-GAAP net income was $15.6 million, or 34 cents per share, an increase of 43 percent from the $10.9 million, or 24 cents per diluted share, in non-GAAP net income posted in the third quarter of 2007.

In April 2007, when Websense announced plans to acquire SurfControl, the company expected the combination to be accretive to non-GAAP earnings by at least 20 percent.  On a year to date basis, non-GAAP net income increased 61 percent, from $30.4 million in the first nine months of 2007 to $48.8 million in the first nine months of 2008.  The costs excluded from non-GAAP earnings are fully detailed in the footnotes to the table “Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations” at the end of this news release.

“We posted another solid quarter in Q3 as we continue to exceed our original expectations for earnings and cash flow accretion due to the SurfControl acquisition.  We have yet to see a significant negative impact on our business from the recent economic turbulence and billings for our core products increased 7 percent from combined billings of Websense and SurfControl last year, excluding SurfControl products that we discontinued,” said Gene Hodges, Websense chief executive officer.

“We introduced several new products toward the end of the quarter, including our new Web Security Gateway with real time malware scanning and dynamic categorization of Web 2.0 content, and our data security endpoint solution.  I believe the availability of these new products was a significant factor in the strength of our third quarter renewals and our growing pipeline of new business,” Hodges added.

Balance Sheet and Cash Flow Metrics

The company’s balance sheet remains strong, with cash and cash equivalents of $63.4 million, accounts receivable of $64.6 million and total GAAP deferred revenue of $307.3 million as of September 30, 2008.  Significant changes to the balance sheet compared to the prior quarter included:

•                  An increase in deferred revenue by approximately $4.8 million. Non-GAAP deferred revenue decreased by approximately $5.8 million.  The reconciliations of billings to deferred revenue and non-GAAP deferred revenue are included in tables at the end of this release.

•                  An increase in accounts receivable by approximately $3 million. Days sales outstanding increased to 67 days from 63 days in the prior quarter, but remained within the company’s target range of 65 to 70 days.

The company repaid $15 million in long term debt during the third quarter and an additional $5 million in the first week of October, bringing total principal payments to date to $75 million and reducing long term debt to $135 million as of October 28, 2008, from $210 million at the close of the SurfControl acquisition one year ago.  The company also repurchased a total of 252,388 shares in the third quarter for approximately $5 million under a 10b5-1 plan.

Quarterly Business Metrics

	Q3’08	Q2’08	Q3’07(1)

Product seats under subscription	43.3 million	42.1 million	26.7 million
International billings (% of total)	48%	52%	46%
Average annual contract value	$7,900	$7,800	$8,600
Average contract duration (months)	22.1	21.8	23.1
Renewal rate	75-80%	75-80%	75-80%

(1)          Q3’07 metrics reflect Websense metrics prior to the acquisition of SurfControl on October 3, 2007.

Outlook for Fiscal Year 2008

Websense updates its annual guidance on its anticipated financial performance for the fiscal year each quarter based on its assessment of the current business environment and historical seasonal trends in its business, as well as assessments of historical SurfControl results adjusted to conform to GAAP.  In providing guidance, the company emphasizes that its forward-looking statements are based on current expectations and disclaims any obligation to update the statements as circumstances change.

2008 Outlook (as of 10/28/08)

Billings	$345 - 350 million
GAAP revenue	$292 – 294 million
Non-GAAP revenue	$344 – 346 million
Non-GAAP operating margin	29 – 30%
Stock-based compensation expense	approximately $25 million
Amortization of intangible assets (non-cash)	approximately $50 million
Net cash interest expense	$9 - 10 million
Non-GAAP earnings per diluted share	$1.33 – 1.36
Assumed Non-GAAP tax rate	approximately 35%
Average diluted shares outstanding	45 – 46 million

Additionally, the company has identified strategic growth opportunities within each of its primary product segments with the combined potential to drive billings growth of at least 10 percent in 2009.

Non-GAAP guidance for 2008 revenue includes approximately $52 million in subscription revenue of SurfControl that would have been recognized under subscriptions that were included in deferred revenue as of the date of the acquisition that will not be recognized as revenue during the applicable period as revenue on a post acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

Non-GAAP guidance for 2008 earnings per diluted share excludes stock-based compensation expense, certain cash and non-cash expenses related to the acquisitions of PortAuthority and SurfControl and the impact of a favorable tax ruling in the first quarter of 2008 (as detailed in “Non-GAAP Financial Measures” below). Additionally, based on the current business outlook and collections trends, the company continues to expect its non-GAAP cash flow from operations for 2008 to exceed $75 million, excluding acquisition related and legal settlement costs, compared to $53.6 million in operating cash flow in 2007.

Conference Call

Management will host a conference call and simultaneous webcast to discuss these results today, October 28, at 2:00 p.m. Pacific Time. To participate in the call, investors should dial (877) 675-4756 (domestic) or (719) 325-4890 (international) ten minutes prior to the scheduled start of the call. Additionally, a live audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through December 31, 2008, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 1406325.

Non-GAAP Financial Measures

This press release provides financial measures for the third quarter of 2008 and guidance for the full year, including guidance for revenue, operating margin, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the third quarter and full year 2008 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date.  In addition, third quarter non-GAAP operating results and full year guidance exclude certain cash and non-cash expenses relating to the PortAuthority and SurfControl acquisitions, including restructuring costs relating to headcount reduction and facility closures, integration travel, retention bonuses, amortization of intangible assets and deferred financing fees, and professional fees, as well as stock-based compensation expense and related tax effects. Full year guidance also excludes the benefit of the reversal of a tax provision based upon a favorable tax ruling.  Based on the foregoing, the company’s presentation of non-GAAP revenue, operating margin, net income, earnings per diluted share and cash flow from operations are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP statements of operations for the quarter is provided at the end of this press release.

This press release also includes financial measures for 2008 and 2009 billings that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in press releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods.  The reconciliation of billings to deferred revenue for the third quarter of 2008 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web security, data security and email security solutions, provides Essential Information Protection™ for more than 43 million employees at more than 50,000 organizations worldwide.  Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies.  For more information, visit www.websense.com

# # #

Websense and SurfControl are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements attributed to Gene Hodges, the guidance and financial outlook for the company’s 2008 and 2009 fiscal years, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with integrating acquired businesses and launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, volatility in currency exchange rates, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenue	$76,663	$50,429	$216,605	$150,625
Cost of revenues:
Cost of revenues	9,181	4,466	26,635	13,299
Amortization of acquired technology	3,108	629	9,261	1,887
Total cost of revenues	12,289	5,095	35,896	15,186
Gross margin	64,374	45,334	180,709	135,439
Operating expenses:
Selling and marketing	42,952	25,249	130,109	75,289
Research and development	13,139	8,338	39,798	27,059
General and administrative	10,753	6,828	35,441	20,589
Total operating expenses	66,844	40,415	205,348	122,937
(Loss) income from operations	(2,470)	4,919	(24,639)	12,502
Interest expense	2,985	—	10,357	—
Other (expense) income, net	(94)	3,928	908	7,843
(Loss) income before income taxes	(5,549)	8,847	(34,088)	20,345
(Benefit) provision for income taxes	(2,052)	2,452	(16,161)	7,954
Net (loss) income	$(3,497)	$6,395	$(17,927)	$12,391

Basic net (loss) income per share	$(0.08)	$0.14	$(0.40)	$0.28
Diluted net (loss) income per share	$(0.08)	$0.14	$(0.40)	$0.27

Basic common shares	45,097	45,194	45,233	45,028
Diluted common shares	45,097	45,607	45,233	45,517

Financial Data:
Total deferred revenue	$307,339	$219,270	$307,339	$286,685

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$63,364	$66,383
Marketable securities	—	19,781
Accounts receivable, net	64,649	76,328
Prepaid income taxes	2,177	3,734
Current portion of deferred income taxes	30,476	22,870
Other current assets	8,062	10,109
Total current assets	168,728	199,205
Property and equipment, net	15,691	17,657
Intangible assets, net	117,748	152,906
Goodwill	374,643	385,916
Deferred income taxes, less current portion	36,276	19,048
Deposits and other assets	4,419	5,798
Total assets	$717,505	$780,530

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,303	$3,255
Accrued compensation and related benefits	18,156	28,960
Other accrued expenses	26,763	30,463
Current portion of income taxes payable	12,837	1,531
Current portion of senior secured credit facility	737	—
Current portion of deferred tax liability	5,530	10,399
Current portion of deferred revenue	206,058	190,569
Total current liabilities	271,384	265,177
Income taxes payable, less current portion	9,192	12,264
Senior secured credit facility	139,263	190,000
Deferred tax liability, less current portion	10,334	20,964
Deferred revenue, less current portion	101,281	96,116
Other long term liabilities	1,410	1,634
Stockholders’ equity:
Common stock	521	515
Additional paid-in capital	291,292	267,164
Treasury stock	(154,836)	(139,792)
Retained earnings	49,880	67,808
Accumulated other comprehensive loss	(2,216)	(1,320)
Total stockholders’ equity	184,641	194,375
Total liabilities and stockholders’ equity	$717,505	$780,530

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30, 2008
		Acquisition Related	SFAS 123R
	GAAP	Adjustments (1)	Adjustments (2)	Non-GAAP
Revenue	$76,663	$10,158	$—	$86,821
Cost of revenues:
Cost of revenues	9,181	(130)	(314)	8,737
Amortization of acquired technology	3,108	(2,943)	—	165
Total cost of revenues	12,289	(3,073)	(314)	8,902
Gross margin	64,374	13,231	314	77,919
Operating expenses:
Selling and marketing	42,952	(9,646)	(2,072)	31,234
Research and development	13,139	(86)	(1,204)	11,849
General and administrative	10,753	10	(2,240)	8,523
Total operating expenses	66,844	(9,722)	(5,516)	51,606
(Loss) income from operations	(2,470)	22,953	5,830	26,313
Interest expense	2,985	(513)	—	2,472
Other (expense), net	(94)	—	—	(94)
(Loss) income before income taxes	(5,549)	23,466	5,830	23,747
(Benefit) provision for income taxes	(2,052)	8,419	1,778	8,145
Net (loss) income	$(3,497)	$15,047	$4,052	$15,602
Diluted net (loss) income per share	$(0.08)	$0.33	$0.09	$0.34
Diluted common shares	45,097	45,614	45,614	45,614

	Nine Months Ended September 30, 2008
		Acquisition Related	SFAS 123R	Favorable Tax
	GAAP	Adjustments (1)	Adjustments (2)	Ruling (3)	Non-GAAP
Revenue	$216,605	$44,936	$—	$—	$261,541
Cost of revenues:
Cost of revenues	26,635	(996)	(991)	—	24,648
Amortization of acquired technology	9,261	(8,827)	—	—	434
Total cost of revenues	35,896	(9,823)	(991)	—	25,082
Gross margin	180,709	54,759	991	—	236,459
Operating expenses:				—
Selling and marketing	130,109	(30,033)	(6,638)	—	93,438
Research and development	39,798	(860)	(3,527)	—	35,411
General and administrative	35,441	(2,739)	(6,845)	—	25,857
Total operating expenses	205,348	(33,632)	(17,010)	—	154,706
(Loss) income from operations	(24,639)	88,391	18,001	—	81,753
Interest expense	10,357	(1,878)	—	—	8,479
Other income, net	908	—	—	—	908
(Loss) income before income taxes	(34,088)	90,269	18,001	—	74,182
(Benefit) provision for income taxes	(16,161)	33,250	5,611	2,682	25,382
Net (loss) income	$(17,927)	$57,019	$12,390	$(2,682)	$48,800
Diluted net (loss) income per share	$(0.40)	$1.25	$0.27	$(0.06)	$1.07
Diluted common shares	45,233	45,663	45,663	45,233	45,633

(1)                      Acquisition Related Adjustments - Acquisition related adjustments from the acquisition of SurfControl include the write-down of deferred revenue ($10,158K for Q3 and $44,936K for YTD ), amortization of intangible assets ($11,727K for Q3 and $35,180K for YTD), restructuring costs relating to headcount reduction ($78K for Q3 and $879K for YTD) and facility closures ($12K for Q3 and $1,568K for YTD), integration travel ($13K for Q3 and $309K for YTD), retention bonuses ($11K for Q3 and $715K for YTD), professional fees ($374K for Q3 and $3,026K for YTD) and amortization of deferred financing fees ($513K for Q3 and $1,878K for YTD). Acquisition related adjustments from the acquisition of PortAuthority include amortization of intangible assets ($580K for Q3 and $1,739K for YTD) and retention bonuses (zero for Q3 and $39K for YTD).

(2)                                  SFAS 123R Adjustments - Stock-based compensation expense.

(3)                                  Favorable Tax Ruling - Impact of favorable tax ruling.

Websense, Inc.

Reconciliation of Billings to Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance June 30, 2008	$302,541

Foreign exchange translation adjustment	(1,222)

Net billings third quarter 2008	82,683
Less revenue recognized third quarter 2008	(76,663)

Deferred revenue balance September 30, 2008	$307,339

Websense, Inc.

Reconciliation of Billings to Deferred Revenue (Non-GAAP)

(Unaudited and in thousands)

Non-GAAP deferred revenue balance June 30, 2008	$340,657

Foreign exchange translation adjustment	(1,692)

Net billings third quarter 2008	82,683
Less revenue recognized third quarter 2008	(86,821)

Non-GAAP deferred revenue balance September 30, 2008	$334,827